TERMS AGREEMENT

                                                        November 6, 1997


ARISTAR, INC.
1201 Third Avenue
Suite 1500
Seattle, Washington 98101

Dear Sirs:

                  We (the "Underwriters" and the "Representatives") understand that Aristar, Inc., a Delaware corporation (the "Company"), proposes to issue and sell $150,000,000 aggregate principal amount of its 6.50% Senior Notes due November 15, 2003 (the "Underwritten Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters hereby offer to purchase, severally and not jointly, the principal amount of Underwritten Securities set forth opposite their respective names below at 98.934% of the principal amount thereof, together with accrued interest thereon, if any, from November 12, 1997 to (but not including) the Delivery Date.
                                                                 Principal
                    Underwriter                                   Amount

         Goldman, Sachs & Co..............................       $37,500,000
         Salomon Brothers Inc ............................        37,500,000
         BancAmerica Robertson Stephens...................        37,500,000
         First Chicago Capital Markets, Inc...............        37,500,000
                                                                ------------

                           Total..........................      $150,000,000
                                                                ============

           The Underwritten Securities shall have the following terms:

Date of maturity:              November 15, 2003

Interest rate:                 6.50% per annum, payable semiannually

Initial public
  offering price:              99.534%, plus accrued interest, if any, from
                               November 12, 1997 to (but not including) the Delivery Date

Interest payment
  dates:                       May 15 and November 15, commencing May 15, 1998

Redemption
  provisions:                  The Underwritten Securities are not redeemable


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                                   2




Form: The Underwritten Securities are to be issued in the form of one or more global securities registered in the name of The Depository Trust Company or its nominee (the "Depositary"); delivery of the Underwritten Securities at closing will be made through the facilities of the Depositary

Specified funds for
  payment of purchase
  price:                       Wire transfer of immediately available funds

Specified address for
  notices:                     Goldman, Sachs & Co.
                               85 Broad Street
                               New York, New York  10004

Delivery Date:                 10:00 A.M., New York City time, on
                               November 12, 1997

Place of closing:              Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, New York  10017

                  The Underwriters hereby confirm that they have furnished to the Company in writing the following information for inclusion in the Company's Prospectus Supplement dated November 6, 1997 to the Company's Prospectus dated June 23, 1997 relating to the Underwritten Securities (the "Prospectus Supplement"): (i) the last paragraph at the bottom of the cover page of the Prospectus Supplement concerning the terms of the offering by the Underwriters;
(ii) the first paragraph on page S-2 of the Prospectus Supplement concerning over-allotment and stabilization by the Underwriters; (iii) the first paragraph below the table on page S-6 of the Prospectus Supplement concerning the public offering price, concession and discount; and (iv) the third sentence of the third paragraph below the table on page S-6 of the Prospectus Supplement concerning market making by the Underwriters.

                  All of the provisions contained in the document entitled "Aristar, Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated October 6, 1997 (the "Basic Provisions"), a copy of which you have previously furnished to us, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein; provided, however, that (a) the Company also represents to the Underwriters that, to the best of its knowledge, Deloitte & Touche, L.L.P. are independent accountants as required by the Act and the Rules and the Regulations; (b) clause (c) of paragraph 8 of such provisions shall be replaced in its entirety by the following: "there is an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war if the effect of any such event is to make it impracticable to proceed with the public offering or the delivery of the Underwritten Securities on the terms and in the manner contemplated in the Prospectus as first amended or supplemented relating to the Underwritten Securities, or"; (c) the references to statistical data in clause (c)(vii) of paragraph 9 of such provisions shall be eliminated; and (d)


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                                    3


the obligations of the Underwriters described in Paragraph 9 of the Basic Provisions shall also be subject to their receipt on the Delivery Date of a letter from Deloitte & Touche L.L.P. of the type described in Paragraph 9(g) of the Basic Provisions. Terms defined in such Underwriting Agreement Basic Provisions are used herein as therein defined.

                  Please accept this offer no later than 6:00 P.M., New York City time, on November 6, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

                  "We hereby accept your offer, set forth in the Terms Agreement dated November 6, 1997, to purchase the Underwritten Securities on the terms set forth therein."


Very truly yours,

GOLDMAN, SACHS & CO.
BANCAMERICA ROBERTSON STEPHENS
FIRST CHICAGO CAPITAL MARKETS, INC.
SALOMON BROTHERS INC

By:  GOLDMAN, SACHS & CO.


      By  /s/ Goldman, Sachs & Co.
         (Goldman, Sachs & Co.)



Accepted:

ARISTAR, INC.


By  /s/ Marangal Domingo
    Marangal Domingo, Senior Vice President
    and Treasurer